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                                                                  EXHIBIT 99
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[ZOLTEK logo]


FOR IMMEDIATE RELEASE                             NASDAQ NMS SYMBOL:  "ZOLT"
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              ZOLTEK REPORTS ANOTHER LARGE WIND ENERGY CONTRACT
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         ST. LOUIS, MISSOURI -- MARCH 29, 2005 -- Zoltek Companies Inc.
today announced that it has concluded a long-term strategic supply agreement with Fiberblade S.A. (a business unit of Gamesa Eolica) of Pamplona, Spain. Under the agreement, Zoltek expects to provide Fiberblade with $65 - $75 million worth of carbon fiber and carbon fiber materials over the first three years of the contract for the manufacture of advanced large-scale rotor blades for wind turbine generators.

         "We are extremely excited that Gamesa has selected Zoltek as a key supplier and partner," said Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer. "Zoltek has now secured a significant portion of the fast-growing global wind energy market for our commercial, high-performance carbon fibers. Globally, the generation of electricity through wind energy is expanding nearly 20% per year in terms of newly installed megawatts. We stand to gain a larger and larger share of a growing pie as a result of a clear trend in wind energy toward longer and longer blades to increase power generation capacity. Carbon fiber is now recognized as the only material that will do the job in supporting the development of larger and more powerful generators. It is lightweight and it meets the stiffness requirements of longer and longer blades, providing significant advantages in reducing the cost of other components in wind turbine systems."

         Gamesa Eolica is the world's second largest supplier of wind turbines with carbon fiber reinforced blades and the market leader in several important regional European market sectors. Gamesa has recently announced production expansion plans in the United States and continues to serve an ever-increasing portfolio of customers around the world.

         "This agreement represents the culmination of several years of extensive work in supporting the testing and qualification of our Panex 35(R) fiber with European customers and partners," noted Tim McCarthy, Vice President Sales and Marketing. "Fiberblade has been a particularly innovative and forward-thinking partner to work with and we look forward to our continued cooperation. The wind energy market is strategic for us because of its positive growth outlook. The leaders of the wind energy industry have now confirmed via thorough technical and commercial diligence what we at Zoltek have been convinced of all along -- that Zoltek's Panex


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[ZOLTEK logo]

Zoltek Reports Another Large Wind Energy Contract
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March 29, 2005

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35(R) fiber offers the best price / performance value available on the market today and Zoltek is positioned best to supply the rapidly expanding needs of this market sector."

         In order to meet demand for carbon fiber for wind energy and other commercial carbon fiber applications, Zoltek has undertaken a three-stage capacity expansion program. Zoltek is nearing completion of the first stage of this program, the re-start of the 2,500-ton carbon fiber production lines at its Abilene, Texas facility and the activation of additional precursor capacity at its facility in Hungary used as the essential raw material in carbon fiber production. It also began the second stage of the installation of two new carbon fiber lines in Hungary along with further additions to precursor capacity. The third phase of the expansion program will commence in 2006, when Zoltek is planning to double capacity again -- 9,000 tons (18 million pounds) of carbon fiber per year, in order to meet the levels of demand represented by existing contracts and orders for the year 2007.


                      FOR FURTHER INFORMATION CONTACT:


                               ZSOLT RUMY, CEO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110


This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber and Technical Fiber Business Units are primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit, which the Company is pursuing plans to exit, manufactures and markets industrial materials.



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